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                                                                    Exhibit 4.9
June 9, 1998


Via Facsimile  (913-642-8661)

Josh Selzer
Jayhawk Investments, LP
Jayhawk Institutional Partners, LP
8201 Mission Road, Suite 110
Prairie Village, Kansas 66208

     Re:  Exercise of Warrants/Issuance of Common Stock

Dear Josh:

     This letter confirms the agreement (the "Letter Agreement") between SyQuest Technology, Inc. ("SyQuest") and Jayhawk Investments, L.P. and Jayhawk Institutional Partners, LP (collectively "Jayhawk") that Jayhawk will exercise certain warrants issued by the SyQuest (collectively, the "Warrants") for a total of up to 1,500,000 shares of SyQuest's common stock at the respective exercise price of $2.00 per share as set forth in each of the Warrants. The purchase price for said 1,500,000 shares shall total $3,000,000 (or lesser
amount based on the number of shares exercised) (the "Proceeds").   Upon receipt
of the Proceeds, plus an additional $225.00 representing the par value for an additional 2,250,000 shares (or lesser pro rata amount) (the "Additional Common Shares) of the Company's common stock, the Company will issue a total of 3,750,000 (or lesser pro rata amount) shares of common stock to Jayhawk. The Proceeds plus the addtional $225.00 (or lesser pro rata amount) for the Additional Common Shares shall be paid no later than June 16, 1998. After June 16, 1998, Jayhawk shall not be entitled to exercise any rights under this Letter Agreement to acquire Additional Common Shares upon exercise of the Warant.

     The Additional Common Shares shall have piggy back registration rights so that they will be registered in a future registration statement consistent with existing Company contractual obligations regarding registrations, but in any event shall be registered no later than the earlier of September 10, 1998, or the registration of the incentive shares of common stock previously issued to Fletcher International Limited, subject to delays caused by reasonable business considerations.

     Jayhawk hereby represents, warrants and covenants that as of June 9, 1998 and as of the issuance of the Additional Common Shares that:

     a. The execution, delivery and performance of this Letter Agreement by Jayhawk has been duly authorized by all requisite corporate action and no further consent or authorization
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of Jayhawk, its Board of Directors or its stockholders is required.

     b. Jayhawk understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Additional Common Shares.

     c In making the decision to accept the Additional Common Shares, Jayhawk has relied solely upon independent investigations made by it and not upon any representations made by the Company other than as set forth in the Letter Agreement.

     d. Jayhawk understands that the Additional Common Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be reoffered or resold other than pursuant to such registration or an available exemption therefrom.

     e. Jayhawk is acquiring the Additional Common Shares for its own account for investment only and not with a view to, or for resale in connection with, the public sale or distribution thereof except pursuant to sales registered under the Securities Act.

     f. Jayhawk is an "accredited investor" as that term is defined in Rule 501(a)(1) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act. Jayhawk is able to bear the economic risk of Jayhawk's investment hereunder.

     g. Jayhawk understands that the Additional Common Shares are being or will be offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying on the truth and accuracy of, and Jayhawk's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Jayhawk set forth herein in order to determine the availability of such exemptions and the eligibility of Jayhawk to acquire the Additional Common Shares.

     h. A principal executive officer or other representative of Jayhawk who is acting on behalf of Jayhawk in connection with the transactions contemplated hereby has such knowledge and experience in financial and business matters that such officer is capable of evaluating the merits and risks of the investment by Jayhawk contemplated by this Agreement and has the capacity to protect Jayhawk's interests.

     i. Jayhawk has been furnished with all materials and information relating to the business, management, properties, financial condition, operations, affairs and prospects of the Company and all materials and information relating to the offer and sale of the Additional Common Shares as have been requested by Jayhawk. Jayhawk has been afforded the opportunity to ask all
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questions of the Company that the Jayhawk considered appropriate or desirable to ask in connection with this Agreement and has received answers to such inquiries that Jayhawk considers satisfactory. Jayhawk understands that its investment in the Additional Common Shares involves and will involve a high degree of risk. Jayhawk has sought such investment, accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to its acquisition of the Additional Common Shares.

     j. Jayhawk understands that (i) the Additional Common Shares have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (a) subsequently registered thereunder, or (b) Jayhawk shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act ("Rule 144") may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
(iii) except as provided in this Letter Agreement, neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption there under.

     k. Neither Jayhawk nor any of its affiliates nor any person acting on its or their behalf will at any time offer or sell the Additional Common Shares other than pursuant to registration under the Securities Act or pursuant to an available exemption therefrom.

     The Proceeds plus the additional $195 will be wire-transferred to the following account:

     Bank of America
     1850 Gateway Blvd., 4th Floor
     Concord, CA 94520
     ABA # 121-000-358
     A/C # 12334-56287

     SyQuest hereby represents and warrants that when issued, the Additional Common Shares shall be duly authorized, validly issued, fully paid and nonassesable.

     SyQuest agrees to deliver the shares of common stock issued upon exercise of the warrants in accordance with the terms of the warrants.
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     Please sign below documenting your agreement to the above terms.

SyQuest Technology, Inc.                Jayhawk Investments, LP



/s/                                     /s/
--------------------------------------  --------------------------------------
Michael Clemens                         Josh Selzer
Acting Chief Financial Officer          Authorized Signatory



Jayhawk Institutional Partners, LP



/s/
------------------------------
Josh Selzer
Authorized Signatory

cc:  Edward L. Marinaro
     Thomas C. Tokos